SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of earliest event reported November 14, 1997


                            OIL CITY PETROELUM, INC.
             (Exact name of Registrant as specified in its charter)


      Texas                         0-9098            75-1614001
(State or other jurisdiction of           (Commission (IRS Employer
Incorporation or organization)            File Number)      Identification No.)


      5579 South Lewis, Tulsa, Oklahoma               74105
      (Address of principal executive offices)        (Zip Code)


                                       (918) 749-0483
                    (Registrant's telephone number, including area code)



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Item 2.  Acquisition or Disposition of Assets.

      (a) On November 14, 1997, Double Eagle Petroleum Corporation, a wholly-owned subsidiary of the Company, completed acquisition of Oil and Gas properties for a purchase price of $1,800,000, funded by a $1,743,000 draw against the Company's Revolving Line of Credit from Bank One Texas. No officer, Director or affiliate owned a material interest in the assets acquired.

      (b) The assets include a 10% interest in all equipment on site, including all drilling and gathering equipment on site, including all drilling and gathering equipment, which the Company intends to continue to use.

            A list of other equipment purchased is attached. The purchase price is $52,149 with the equipment having an estimated Fair Market Value of $150,000.

Item 4.  Change of Registrant's Certifying Accountant.

      Control of the Company changed September 2, 1997 as reported in the Form 8-K dated September 1997.

      The Company has now engaged Tullius, Taylor, Sartain & Sartain of Tulsa as its outside independent certified public accountants.

      As reported in the Form 8-K filed on August 29, 1997 as amended on September 1996, the predecessor had engaged Steven L. Terry, CPA as the outside auditors.

      Pursuant to Item 304(a)(1) of Rule S-K, the following information is provided:



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      Mr. Terry has provided no services as outside auditor and the Company has terminated his engagement. There were no disagreements of any nature with respect to:

      i.     The engagement of Mr. Terry who was terminated by the Company.

      ii. No report of Mr. Terry contained any qualification as to audit scope or accounting principles, since Mr. Terry rendered no report on the financial statements of the Company.

      iii. The decision to terminate the engagement of Mr. Terry was made by the Board of Directors of the Company.

      iv. There has been no disagreement with Mr. Terry with respect to any issue concerning the Company's financial condition.

      v. Not applicable.

      (c) Not applicable.







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      (2) Acquisition Agreements: Asset Agreement covering the Assets.

      (10) Material Contracts. $25,000,000 Secured Oil and Gas Reserve Based Credit Agreement Among Bank One Texas as Lender and Oil City Petroleum, Inc. and Double Eagle Petroleum Corporation as Borrowers

Oil City Petroleum, Inc., will submit by separate cover letter
            1.  Purchase and Sales agreements for the Enserch acquisition
            2.  Revolving Credit Agreement for Bank One, Houston


                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

                                          OIL CITY PETROLEUM, INC.


                                          By S/James G. Borem
Date:  January, 1998                      James G. Borem, President
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